Exhibit 99.1

Morgan Stanley Fourth Quarter and Full Year 2019 Earnings Results

Morgan Stanley Reports Fourth Quarter Net Revenues of $10.9 Billion and EPS of $1.30; Full Year Net Revenues of $41.4 Billion and EPS of $5.19

NEW YORK, January 16, 2020 – Morgan Stanley (NYSE: MS) today reported net revenues of $10.9 billion for the fourth quarter ended December 31, 2019 compared with $8.5 billion a year ago.  Net income applicable to Morgan Stanley was $2.2 billion, or $1.30 per diluted share,1 compared with net income of $1.5 billion, or $0.80 per diluted share,1 for the same period a year ago. The current quarter included an intermittent net discrete tax benefit of $158 million or $0.10 per diluted share compared with an intermittent net discrete tax benefit of $111 million or $0.07 per diluted share a year ago.2 The fourth quarter of 2019 was also impacted by severance costs of $172 million associated with a December employee action.3

Full year net revenues were a record $41.4 billion compared with $40.1 billion a year ago.  Net income applicable to Morgan Stanley for the current year was $9.0 billion, or $5.19 per diluted share,1 compared with net income of $8.7 billion, or $4.73 per diluted share,1 a year ago. The current year included an intermittent net discrete tax benefit of $348 million, or $0.21 per diluted share compared with an intermittent net discrete tax benefit of $203 million or $0.12 per diluted share a year ago.2

James P. Gorman, Chairman and Chief Executive Officer, said, “We delivered strong quarterly earnings across all of our businesses.  Firmwide revenues were over $10 billion for the fourth consecutive quarter, resulting in record full year revenues and net income.  This consistent performance met all of our stated performance targets.”

Financial Summary[4]
Firm ($MM, except per share data)	4Q 2019	4Q 2018	FY 2019	FY 2018

Net revenues	$10,857	$8,548	$41,419	$40,107
Compensation expense	$5,228	$3,787	$18,837	$17,632
Non-compensation expenses	$2,896	$2,904	$11,281	$11,238
Pre-tax income[7]	$2,733	$1,857	$11,301	$11,237
Net income app. to MS	$2,239	$1,531	$9,042	$8,748
Expense efficiency ratio[8]	75%	78%	73%	72%
Earnings per diluted share	$1.30	$0.80	$5.19	$4.73
Book value per share	$45.82	$42.20	$45.82	$42.20
Tangible book value per share	$40.01	$36.99	$40.01	$36.99
Return on equity[5]	11.3%	7.7%	11.7%	11.8%
Return on tangible equity[5]	13.0%	8.8%	13.4%	13.5%
Institutional Securities

Net revenues	$5,054	$3,839	$20,386	$20,582
Investment Banking	$1,576	$1,417	$5,734	$6,088
Sales & Trading	$3,194	$2,487	$13,695	$13,777
Wealth Management

Net revenues	$4,582	$4,144	$17,737	$17,242
Fee-based client assets ($Bn)[9]	$1,267	$1,046	$1,267	$1,046
Fee-based asset flows ($Bn)[10]	$24.9	$16.2	$64.9	$65.9
Loans ($Bn)	$80.1	$72.2	$80.1	$72.2
Investment Management

Net revenues	$1,356	$684	$3,763	$2,746
AUM ($Bn)[11]	$552	$463	$552	$463
Long-term net flows ($Bn)[12]	$6.7	$(3.2)	$15.4	$4.8

Highlights
●	Fourth quarter net revenues 27% increase helped deliver record full year net revenues of $41.4 billion.

●	Achieved record full year net income reflecting the strength and balance of the franchise.

●	Full year ROE of 11.7%[5] and ROTCE of 13.4%[5] in line with our target ranges.

●	Institutional Securities reflects the fourth consecutive quarter of net revenues over $5 billion. Results for the full year reflect solid performance across products despite a mixed market backdrop.

●	Wealth Management delivered a pre-tax margin of 27.2% for the full year reflecting record net revenues and pre-tax income.[6],[7]

●	Investment Management results reflect both a strong quarter and full year on accrued carried interest and higher fee revenues. AUM up 19% reflecting continued strong positive net flows.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Sharon Yeshaya 212-761-1632

Fourth Quarter Results

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $5.1 billion compared with $3.8 billion a year ago. Pre-tax income was $1.1 billion compared with $780 million a year ago.7

Investment Banking revenues up 11% from a year ago:

●	Advisory revenues decreased from a year ago driven by lower levels of completed M&A activity.

●	Equity underwriting revenues increased from a year ago driven by higher revenues on IPOs, particularly in Asia, and follow-on offerings.

●	Fixed income underwriting revenues increased from a year ago primarily driven by higher investment grade and non-investment grade bond fees.

Sales and Trading net revenues up 28% from a year ago:

●
Equity sales and trading net revenues were in line with  a year ago reflecting continued strength in prime brokerage and solid results in cash equities, partially offset by declines in derivatives on lower volatility.

●	Fixed Income sales and trading net revenues increased from a year ago reflecting improvement across all businesses with particular strength in credit products.

●
Other sales and trading net revenues compared with a year ago reflect gains on investments associated with certain employee deferred compensation plans, offset by losses on economic hedges associated with corporate lending activity.

Investments and Other:

●	Investment revenues increased from a year ago driven by mark-to-market net gains on holdings of publicly traded investments compared with net losses in the prior year.

●	Other revenues increased from a year ago primarily related to mark-to-market gains associated with corporate lending activity and a gain on sale of a commodities related intangible asset.

Total Expenses:

●
Compensation expense increased from a year ago driven by higher revenues, increases in the fair value of deferred compensation plan referenced investments and severance costs associated with the December employee action of $124 million.[3]

($ millions)	4Q 2019	4Q 2018

Net Revenues	$5,054	$3,839

Investment Banking	$1,576	$1,417
Advisory	$654	$734
Equity underwriting	$422	$323
Fixed income underwriting	$500	$360

Sales and Trading	$3,194	$2,487
Equity	$1,920	$1,929
Fixed Income	$1,273	$564
Other	$1	$(6)

Investments and Other	$284	$(65)
Investments	$68	$(52)
Other	$216	$(13)

Total Expenses	$3,929	$3,059
Compensation	$2,057	$1,179
Non-compensation	$1,872	$1,880

Wealth Management

Wealth Management reported net revenues for the current quarter of $4.6 billion compared with $4.1 billion a year ago.  Pre-tax income of $1.2 billion7 in the current quarter resulted in a pre-tax margin of 25.4%.6

Net revenues up 11% from a year ago:

●	Asset management revenues increased from a year ago reflecting higher asset levels with record positive flows.

●	Transactional revenues[13] increased from a year ago primarily driven by gains on investments associated with certain employee deferred compensation plans and increases in investment banking activity.

●
Net interest income decreased 6% compared with a year ago primarily driven by changes in funding mix.  Wealth Management client liabilities[14] were $90 billion at quarter end compared with $83 billion a year ago.

Total Expenses:

●
Compensation expense increased from a year ago primarily driven by increases in the fair value of deferred compensation plan referenced investments and severance costs associated with the December employee action[3] partially offset by decreases in retention note expense.

($ millions)	4Q 2019	4Q 2018

Net Revenues	$4,582	$4,144
Asset management	$2,655	$2,576
Transactional[13]	$829	$422
Net interest	$1,033	$1,095
Other	$65	$51

Total Expenses	$3,419	$3,134
Compensation	$2,590	$2,286
Non-compensation	$829	$848

Investment Management

Investment Management reported net revenues of $1.4 billion compared with $684 million a year ago.  Pre-tax income was $447 million compared with $74 million a year ago.7

Net revenues up 98% from a year ago:

●	Asset management revenues increased from a year ago driven by higher levels of AUM on strong net flows and higher performance fees.

●
Investment revenues increased from a year ago on accrued carried interest related to an underlying investment’s initial public offering, subject to sales restrictions, within an Asia private equity fund managed on behalf of clients.

●
Other revenues were negative $50 million compared with negative $26 million in the prior year.  Results include impairments of two distinct equity method investments in third party asset managers, one in each year.

Total Expenses:

●	Compensation expense increased from a year ago principally due to an increase in carried interest and severance costs associated with the December employee action.[3]

●	Non-compensation expenses increased from a year ago driven by higher brokerage and clearing costs, relating to higher fee revenue and client capital raising.

($ millions)	4Q 2019	4Q 2018

Net Revenues	$1,356	$684
Asset management	$736	$628
Investments	$670	$82
Other	$(50)	$(26)

Total Expenses	$909	$610
Compensation	$581	$322
Non-compensation	$328	$288

Full Year Results

Institutional Securities

●	Institutional Securities net revenues reflect a strong performance across all businesses which resulted in pre-tax income of $5.5 billion compared with $6.3 billion in the prior year.[7]

●
Investment Banking net revenues declined from a year ago. Results reflect solid underwriting revenues which were essentially unchanged from a strong prior year, offset by declines in advisory revenues on lower completed M&A volumes.

●
Sales and Trading net revenues were in line with the prior year. Fixed Income sales and trading  increased 11% from a year ago on strong client engagement while Equity sales and trading net revenues decreased in an environment characterized by lower cash market volumes and lower volatility in derivatives.

●	Investment revenues increased from a year ago reflecting mark-to-market net gains on publicly traded investments.

●
Other  revenues increased from a year ago reflecting mark-to-market gains on corporate lending activity partially offset by lower results in our Japanese joint venture Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

●
Compensation expense increased from a year ago driven by increases in the fair value of deferred compensation plan referenced investments, higher salaries and severance costs associated with the December employee action,[3] partially offset by lower discretionary incentive compensation.

●	Non-compensation expenses increased from a year ago reflecting higher technology costs, partially offset by lower professional services.

($ millions)	FY 2019	FY 2018

Net Revenues	$20,386	$20,582
Investment Banking	$5,734	$6,088
Sales and Trading	$13,695	$13,777
Investments	$325	$182
Other	$632	$535

Total Expenses	$14,896	$14,322
Compensation	$7,433	$6,958
Non-compensation	$7,463	$7,364

Wealth Management

●	Wealth Management’s record pre-tax income of $4.8 billion delivered a pre-tax margin of 27.2%.[6],[7]

●
Asset management revenues increased modestly  from a year ago as the impact of higher asset levels during the year were offset by lower fee based client asset levels at the beginning of the year due to significant market declines in the fourth quarter of 2018.

●	Transactional revenues[13] increased from a year ago primarily driven by gains on investments associated with certain employee deferred compensation plans.

●
Net interest income remained essentially unchanged from a year ago reflecting higher costs due to changes in funding mix and increases in mortgage securities prepayment amortization expense partially offset by the impact of higher average rates and growth in bank lending.

●	Other revenues increased from a year ago driven by higher realized gains on available for sale securities.

●
Compensation expense increased from a year ago primarily driven by increases in the fair value of deferred compensation plan referenced investments and higher salaries, partially offset by decreases in retention note expense.

●	Non-compensation expenses decreased 3% from a year ago reflecting continued focus on expense discipline.

($ millions)	FY 2019	FY 2018

Net Revenues	$17,737	$17,242
Asset management	$10,199	$10,158
Transactional[13]	$2,969	$2,558
Net interest	$4,222	$4,277
Other	$347	$249

Total Expenses	$12,905	$12,721
Compensation	$9,774	$9,507
Non-compensation	$3,131	$3,214

Investment Management

●	Investment Management net revenues increased 37% from a year ago, resulting in pre-tax income of $985 million compared with $464 million in the prior year.[7]

●	Asset management revenues increased from a year ago driven by higher levels of AUM on strong net flows and higher performance fees.

●	Investment revenues increased from a year ago on accrued carried interest primarily in Asia private equity.

●	Other revenues were negative $79 million compared with positive revenues a year ago, driven by the deconsolidation of a fund and impairments on equity method investments.

●	Compensation expense increased from a year ago principally due to an increase in carried interest.

●	Non-compensation expenses increased from a year ago driven by higher brokerage and clearing costs, relating to higher fee revenue and client capital raising.

($ millions)	FY 2019	FY 2018

Net Revenues	$3,763	$2,746
Asset management	$2,629	$2,468
Investments	$1,213	$254
Other	$(79)	$24

Total Expenses	$2,778	$2,282
Compensation	$1,630	$1,167
Non-compensation	$1,148	$1,115

Other Matters

●
The Firm repurchased $1.5 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program. During the year ended December 31, 2019, the Firm repurchased $5.4 billion of its common stock or approximately 121 million shares.

●	The Board of Directors declared a $0.35 quarterly dividend per share, payable on February 14, 2020 to common shareholders of record on January 31, 2020.

●
The effective  tax rate for the current quarter was 15.7% and the full year was 18.3% which included intermittent net discrete tax benefits of $158 million and $348 million, respectively. The effective  tax rate in the prior year quarter was 16.2% and the full year was 20.9%, which included intermittent net discrete tax benefits of $111 million and $203 million, respectively. The intermittent net discrete tax benefits in the current and prior year periods were primarily associated with remeasurement of reserves as a result of new information pertaining to the resolution of multi-jurisdiction tax examinations and other tax matters.

	4Q 2019	4Q 2018	FY 2019	FY 2018
Common Stock Repurchases
Repurchases ($MM)	$1,500	$1,180	$5,360	$4,860
Number of Shares (MM)	31	27	121	97
Average Price	$48.49	$43.77	$44.23	$50.08
Period End Shares (MM)	1,594	1,700	1,594	1,700
Tax Rate	15.7%	16.2%	18.3%	20.9%
Capital[15]
Common Equity Tier 1 capital[16]	16.4%	16.9%
Tier 1 capital[16]	18.6%	19.2%
Tier 1 leverage[17]	8.2%	8.4%
SLR[18]	6.3%	6.5%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  The Firm does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date such forward-looking statements were made.  For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2018 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share for the fourth quarter of 2019 and 2018 of approximately $154 million and $170 million, respectively. Includes preferred dividends related to the calculation of earnings per share for the years ended 2019 and 2018 of approximately $530 million and $526 million, respectively.

2 The intermittent net discrete tax benefits in the current and prior year periods were primarily associated with remeasurement of reserves as a result of new information pertaining to the resolution of multi-jurisdiction tax examinations and other tax matters.

3 The Firm recorded severance costs of $172 million in the fourth quarter of 2019, associated with a business unit and infrastructure December employee action, which were reported in the business segments’ results as follows: Institutional Securities $124 million, Wealth Management $37 million and Investment Management $11 million.

4 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

5 Return on average common equity and return on average tangible common equity are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average common equity and return on average tangible common equity represents full year net income or annualized net income applicable for the quarter applicable to Morgan Stanley less preferred dividends as a percentage of average common equity and average tangible common equity, respectively.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

6 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to assess operating performance.  Pre-tax margin represents income (loss) before taxes divided by net revenues.

7 Pre-tax income is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to assess operating performance.  Pre-tax income represents income (loss) before taxes.

8 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.

9 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

10 Wealth Management fee-based asset flows include net new fee-based assets, net account transfers, dividends, interest, and client fees and exclude institutional cash management related activity.

11 AUM is defined as assets under management.

12 Long-term net flows include the Equity, Fixed Income and Alternative/Other asset classes and exclude the Liquidity asset class.

13 Transactional revenues include investment banking, trading, and commissions and fee revenues.

14 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker-dealer margin activity.  U.S. Bank refers to the Firm’s U.S. Bank operating subsidiaries Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association.

15 Capital ratios are estimates as of the press release date, January 16, 2020.

16 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk and market risk risk-weighted assets (“RWAs”) (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At December 31, 2019 and December 31, 2018, the Firm’s ratios are based on the Standardized Approach.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to the Firm’s Annual Report on Form 10-K for the year ended December 31, 2018.

17 The Tier 1 leverage ratio is a non-risk based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

18 The Firm must maintain a Tier 1 supplementary leverage ratio of 5% inclusive of a capital buffer of at least 2% in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s Supplementary Leverage Ratio utilizes a Tier 1 capital numerator of approximately $73.3 billion and $70.6 billion, and supplementary leverage exposure denominator of approximately $1.16 trillion and $1.09 trillion, for the fourth quarter of 2019 and 2018, respectively.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2019	Sep 30, 2019	Dec 31, 2018	Sep 30, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018	Change
Revenues:
Investment banking	$1,696	$1,635	$1,488	4%	14%	$6,163	$6,482	(5%)
Trading	2,314	2,608	1,736	(11%)	33%	11,095	11,551	(4%)
Investments	739	87	28	*	*	1,540	437	*
Commissions and fees	984	990	1,046	(1%)	(6%)	3,919	4,190	(6%)
Asset management	3,451	3,363	3,266	3%	6%	13,083	12,898	1%
Other	240	131	(5)	83%	*	925	743	24%
Total non-interest revenues	9,424	8,814	7,559	7%	25%	36,725	36,301	1%

Interest income	3,952	4,350	4,111	(9%)	(4%)	17,098	13,892	23%
Interest expense	2,519	3,132	3,122	(20%)	(19%)	12,404	10,086	23%
Net interest	1,433	1,218	989	18%	45%	4,694	3,806	23%
Net revenues	10,857	10,032	8,548	8%	27%	41,419	40,107	3%

Non-interest expenses:
Compensation and benefits	5,228	4,427	3,787	18%	38%	18,837	17,632	7%

Non-compensation expenses:
Occupancy and equipment	375	353	358	6%	5%	1,428	1,391	3%
Brokerage, clearing and exchange fees	633	637	598	(1%)	6%	2,493	2,393	4%
Information processing and communications	567	557	529	2%	7%	2,194	2,016	9%
Marketing and business development	200	157	220	27%	(9%)	660	691	(4%)
Professional services	555	531	605	5%	(8%)	2,137	2,265	(6%)
Other	566	660	594	(14%)	(5%)	2,369	2,482	(5%)
Total non-compensation expenses	2,896	2,895	2,904	--	--	11,281	11,238	--

Total non-interest expenses	8,124	7,322	6,691	11%	21%	30,118	28,870	4%

Income (loss) from continuing operations before taxes	2,733	2,710	1,857	1%	47%	11,301	11,237	1%
Income tax provision / (benefit) from continuing operations	428	492	300	(13%)	43%	2,064	2,350	(12%)
Income (loss) from continuing operations	2,305	2,218	1,557	4%	48%	9,237	8,887	4%
Gain (loss) from discontinued operations after tax	0	0	1	--	*	0	(4)	*
Net income (loss)	$2,305	$2,218	$1,558	4%	48%	$9,237	$8,883	4%
Net income applicable to nonredeemable noncontrolling interests	66	45	27	47%	144%	195	135	44%
Net income (loss) applicable to Morgan Stanley	2,239	2,173	1,531	3%	46%	9,042	8,748	3%
Preferred stock dividend / Other	154	113	170	36%	(9%)	530	526	1%
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,085	$2,060	$1,361	1%	53%	$8,512	$8,222	4%

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2019	Sep 30, 2019	Dec 31, 2018	Sep 30, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018	Change

Financial Metrics:

Earnings per basic share	$1.33	$1.28	$0.81	4%	64%	$5.26	$4.81	9%
Earnings per diluted share	$1.30	$1.27	$0.80	2%	63%	$5.19	$4.73	10%

Return on average common equity	11.3%	11.2%	7.7%			11.7%	11.8%
Return on average tangible common equity	13.0%	12.9%	8.8%			13.4%	13.5%

Book value per common share	$45.82	$45.49	$42.20			$45.82	$42.20
Tangible book value per common share	$40.01	$39.73	$36.99			$40.01	$36.99

Excluding intermittent net discrete tax provision / benefit
Adjusted earnings per diluted share	$1.20	$1.21	$0.73	(1%)	64%	$4.98	$4.61	8%
Adjusted return on average common equity	10.5%	10.7%	7.1%			11.2%	11.5%
Adjusted return on average tangible common equity	12.0%	12.3%	8.1%			12.9%	13.2%

Financial Ratios:

Pre-tax profit margin	25%	27%	22%			27%	28%
Compensation and benefits as a % of net revenues	48%	44%	44%			45%	44%
Non-compensation expenses as a % of net revenues	27%	29%	34%			27%	28%
Firm expense efficiency ratio	75%	73%	78%			73%	72%
Effective tax rate from continuing operations	15.7%	18.2%	16.2%			18.3%	20.9%

Statistical Data:

Period end common shares outstanding (millions)	1,594	1,624	1,700	(2%)	(6%)
Average common shares outstanding (millions)
Basic	1,573	1,604	1,674	(2%)	(6%)	1,617	1,708	(5%)
Diluted	1,602	1,627	1,705	(2%)	(6%)	1,640	1,738	(6%)

Worldwide employees	60,431	60,532	60,348	--	--

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.